Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2013 in Supplement No. 24 to the Prospectus related to the Registration Statement (Form S-11 No. 333-160748) of Steadfast Income REIT, Inc. for the registration of $1,650,000,000 in shares of its common stock.

/s/ Ernst & Young LLP
Irvine, California
March 27, 2013